Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Houston, TX — February 26, 2015 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced net income attributable to Comfort Systems USA of $10,682,000 or $0.29 per diluted share, for the quarter ended December 31, 2014, as compared to $5,596,000 or $0.15 per diluted share, for the quarter ended December 31, 2013.  The Company reported revenue of $356,468,000 in the current quarter.  On a same-store basis, the Company reported revenue of $339,689,000 as compared to $330,340,000 in 2013.  The Company reported free cash flow of $1,377,000 in the current quarter, as compared to $10,250,000 in 2013.  Backlog as of December 31, 2014 was $757,804,000 as compared to $656,828,000 as of September 30, 2014.  On a same-store basis, backlog was $706,976,000 as of December 31, 2014 as compared to $603,603,000 as of December 31, 2013.

Brian Lane, Comfort Systems USA’s Chief Executive Officer, said, “Earnings were strong this quarter, and were further helped by favorable developments in our quarterly tax rate.  If you remove the tax impact, we earned $0.21 per diluted share.  We also are pleased to report that bookings during the quarter were the strongest we have experienced in many years, with backlog up both sequentially and year over year by more than $100 million.”

The Company reported net income attributable to Comfort Systems USA for the year ended December 31, 2014 of $23,063,000 or $0.61 per diluted share as compared to $27,269,000 or $0.73 per diluted share, for 2013.  The Company also reported revenue of $1,410,795,000.  On a same-store basis, the Company reported revenue of $1,366,239,000 as compared to $1,357,272,000 in 2013.  Free cash flow for 2014 was $24,724,000 as compared to free cash flow of $22,127,000 in 2013.

Earnings per share for the current quarter includes $0.08 arising from reductions in tax valuation allowances resulting in an effective tax rate in the fourth quarter of 17.6%.  As previously disclosed, earnings per share for full year 2013 includes $0.03 arising from income from prior reporting periods and $0.04 from changes in the fair value of earn-out liabilities.

Mr. Lane continued, “Full year revenue and net cash generation were both higher in 2014 than in 2013.  Our fourth quarter earnings were higher, and for the full year they helped offset the lower than expected levels that we experienced in the first three quarters of 2014.  The fourth quarter positive trend is encouraging, especially in light of our increased backlog.”

Mr. Lane concluded, “We currently expect that our 2015 revenues and earnings are likely to be higher than in 2014.  Although building activity levels in the United States remain well below past peaks, we feel that the underlying environment for nonresidential construction is becoming more favorable, particularly in the industrial markets.  We are continuing to invest for service growth, and our project focus in 2015 will be on pricing discipline and execution.”

As previously announced, the Company will host a webcast and conference call to discuss its financial results and position in more depth on Friday, February 27, 2015 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4218 and enter 16317845 as the passcode.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P3CWQ4L43.  The Company anticipates that an accompanying slide presentation will also be available under the Investor tab.  Pre-registrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 11:59 p.m. Central Time, Friday, March 6, 2015 by calling 1-888-286-8010 with the conference passcode of 53964420, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 92 locations in 83 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenues and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for HVAC systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

For the Three Months and Twelve Months Ended December 31, 2014 and 2013

(in thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	(unaudited)
	2014	%	2013	%	2014	%	2013	%
Revenue	$356,468	100.0%	$330,340	100.0%	$1,410,795	100.0%	$1,357,272	100.0%
Cost of services	287,164	80.6%	268,912	81.4%	1,161,024	82.3%	1,117,389	82.3%
Gross profit	69,304	19.4%	61,428	18.6%	249,771	17.7%	239,883	17.7%

SG&A	54,494	15.3%	52,591	15.9%	207,652	14.7%	194,214	14.3%
Goodwill impairment	—	—	—	—	727	0.1%	—	—
Gain on sale of assets	(82)	—	(222)	(0.1)%	(830)	(0.1)%	(589)	—
Operating income	14,892	4.2%	9,059	2.7%	42,222	3.0%	46,258	3.4%

Interest expense, net	(496)	(0.1)%	(315)	(0.1)%	(1,840)	(0.1)%	(1,328)	(0.1)%
Changes in the fair value of contingent earn out obligations	(35)	—	950	0.3%	(245)	—	1,646	0.1%
Other income (expense)	(13)	—	20	—	91	—	204	—
Income before income taxes	14,348	4.0%	9,714	2.9%	40,228	2.9%	46,780	3.4%

Income tax expense	2,527		3,782		11,614		18,148
Income from continuing operations	11,821	3.3%	5,932	1.8%	28,614	2.0%	28,632	2.1%

Income (loss) from discontinued operations, net of income tax expense (benefit) of $—, $(62), $(10) and $(119)	—		3		(15)		(76)
Net income including noncontrolling interests	11,821	3.3%	5,935	1.8%	28,599	2.0%	28,556	2.1%

Less: Net income attributable to noncontrolling interests	1,139		339		5,536		1,287
Net income attributable to Comfort Systems USA, Inc.	$10,682	3.0%	$5,596	1.7%	$23,063	1.6%	$27,269	2.0%

Income per share attributable to Comfort Systems USA, Inc.:
Basic–
Income from continuing operations	$0.29		$0.15		$0.61		$0.73
Loss from discontinued operations	—		—		—		—
Net income	$0.29		$0.15		$0.61		$0.73

Diluted–
Income from continuing operations	$0.29		$0.15		$0.61		$0.73
Loss from discontinued operations	—		—		—		—
Net income	$0.29		$0.15		$0.61		$0.73

Shares used in computing income per share:
Basic	37,264		37,426		37,547		37,245
Diluted	37,438		37,808		37,797		37,536

Note 1:  The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options and contingently issuable restricted stock which were outstanding during the periods presented.

Supplemental Non-GAAP Information — Adjusted Earnings Before Interests, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2014	%	2013	%	2014	%	2013	%

Net income including noncontrolling interests	$11,821		$5,935		$28,599		$28,556
Discontinued operations	—		(3)		15		76
Income taxes	2,527		3,782		11,614		18,148
Other expense (income), net	13		(20)		(91)		(204)
Changes in the fair value of contingent earn-out obligations	35		(950)		245		(1,646)
Interest expense, net	496		315		1,840		1,328
Gain on sale of assets	(82)		(222)		(830)		(589)
Goodwill impairment	—		—		727		—
Depreciation and amortization	5,974		4,653		21,336		18,554
Adjusted EBITDA	$20,784	5.8%	$13,490	4.1%	$63,455	4.5%	$64,223	4.7%

Note 1:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income including noncontrolling interests, excluding discontinued operations, income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment, and depreciation and amortization.  Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$32,064	$52,054
Accounts receivable, net	303,575	267,470
Costs and estimated earnings in excess of billings	27,620	28,122
Assets related to discontinued operations	176	339
Other current assets	49,757	49,012
Total current assets	413,192	396,997
Property and equipment, net	55,759	46,861
Goodwill	140,341	114,588
Identifiable intangible assets, net	45,666	37,383
Other noncurrent assets	10,792	5,993
Total assets	$665,750	$601,822

Current maturities of long-term debt	$—	$2,000
Current maturities of long-term capital lease obligations	317	—
Accounts payable	106,211	100,825
Billings in excess of costs and estimated earnings	77,446	64,588
Liabilities related to discontinued operations	263	366
Other current liabilities	98,400	101,659
Total current liabilities	282,637	269,438
Long-term debt	39,500	—
Long-term capital lease obligations	529	—
Other long-term liabilities	21,691	18,362
Total liabilities	344,357	287,800
Comfort Systems USA, Inc. stockholders’ equity	306,281	295,834
Noncontrolling interests	15,112	18,188
Total stockholders’ equity	321,393	314,022
Total liabilities and stockholders’ equity	$665,750	$601,822

Selected Cash Flow Data (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)
	2014	2013	2014	2013
Cash provided by (used in):
Operating activities	$5,070	$14,641	$42,552	$38,423
Investing activities	$(5,803)	$(4,391)	$(74,142)	$(16,253)
Financing activities	$(11,085)	$(3,501)	$11,600	$(10,873)

Free cash flow:
Cash from operating activities	$5,070	$14,641	$42,552	$38,423
Purchases of property and equipment	(3,816)	(4,932)	(19,183)	(17,403)
Proceeds from sales of property and equipment	123	541	1,355	1,107

Free cash flow	$1,377	$10,250	$24,724	$22,127

Note 1:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.